UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2015

SCYNEXIS, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-C Tricenter Boulevard

Durham, North Carolina 27713

(Address of principal executive offices, including zip code)

(919) 544-8600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2015, Jonathan Sears Woodall joined SCYNEXIS, Inc. as its interim chief financial officer (“CFO”). Mr. Woodall will serve as SCYNEXIS’s principal financial and accounting officer and will report to Marco Taglietti, M.D., chief executive officer.

Mr. Woodall, age 56, brings to SCYNEXIS over 25 years experience of broad business, operational and corporate finance and reporting, risk management, taxation, treasury and public accounting experience. Since October 2014, Mr. Woodall has served as a director at CMF Associates, LLC (“CMF”), a provider of consulting services to middle-market businesses, providing transactional and transition C-level and advisory services to public and private entrepreneurial companies. From November 2002 to October 2014, Mr. Woodall served as a managing director at Woodall CFO Resources, LLC, a provider of consulting services, where he provided strategic business advisory services and C-level services to entrepreneurial entities primarily in the life sciences, health services and financial services industries. From April 2011 to August 2012, Mr. Woodall served as chief financial officer for Community Health, Inc. and affiliates, where he was responsible for all financial related activities for a closely-held group of eight legal entities. Mr. Woodall also previously served as the chief financial officer for Gilero, LLC, and affiliates (2008-2010) and as the chief financial officer and principal accounting officer for M&F Bancorp, Inc. (2006-2007), a public company. Earlier in his career, Mr. Woodall was a partner with a Big 4 public accounting firm. He holds an active CPA license in the state of North Carolina.

Pursuant to an engagement letter entered into between CMF and SCYNEXIS, SCYNEXIS will pay CMF $12,500 per week for CMF to provide general financial consulting and accounting services, including in conjunction with Mr. Woodall serving as the Company’s interim CFO. CMF will also bill for out-of-pocket expenses and charge a flat 5% fee for general administrative expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

By:	/s/ Marco Taglietti, M.D.
Name:	Marco Taglietti, M.D.
Title:	Chief Executive Officer

Dated: July 28, 2015